Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Formation
The Bank of Princeton	NJ
Bayard Lane, LLC	NJ
112 Fifth Avenue, LLC	NJ
Bayard Properties, LLC	NJ
TBOP REIT, Inc.	NJ
TBOP Delaware Investment Company	DE